Exhibit 4.4

Date: August 10, 2008

Share Subscription and Shareholders Agreement

Concerning

The Joint Establishment of

RICHWHEEL LIMITED

By

NEWRACE LIMITED

And

RICHBURG HOLDINGS LIMITED

The Agreement was entered into by and between the following two Parties on August 10, 2008 in Hong Kong Special Administrative Region of the People’s Republic of China:

(1)	NEWRACE LIMITED, an investment holding company registered on August 8, 2008 in accordance with the laws of British Virgin Islands, with its registered office at Sea Meadow House, Black Burne Hightway, Road Town, Tortola (“NEWRACE”);

(2)	RICHBURG HOLDINGS LIMITED, an investment holding company registered on July 10, 2008 in accordance with the laws of British Virgin Islands, with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola (“RICHBURG”). RICHBURG is a wholly-owned subsidiary of RICHWISE INVESTMENT FINANCIAL LIMITED, a private equity investment company.

Whereas:

1.	NEWRACE is contacting and discussing with the actual controller of Fujian Zhengxing Wheel Group Co., Ltd. (“ZHENGXING GROUP”), the largest commercial vehicle wheel manufacturer in China, for the acquisition of ZHENGXING GROUP;

2.	RICHBURG, a company devoted to the private equity investment of enterprises in mainland PRC, shows great interest in investing in ZHENGXING GROUP to become a shareholder and is willing to take part in the acquisition plan of ZHENGXING GROUP by NEWRACE.

Now, the Parties, NEWRACE and RICHBURG, hereby agree as below on the matters concerning the joint establishment of RICHWHEEL LIMITED (Chinese name: ”RICHWHEEL”) and the acquisition of ZHENGXING GROUP by cash:

Article 1. Establishment of the Company

1.1.	Both NEWRACE and RICHBURG agree to jointly establish RICHWHEEL, an investment holding company, in British Virgin Islands for the main purpose of acquiring ZHENGXING GROUP.

1.2.	RICHWHEEL will set up a wholly-owned subsidiary, CHINA WHEEL CO., LTD. (“CHINA WHEEL”), in Hong Kong, which will purchase all shares of ZHENGXING GROUP by cash.

Article 2. Share Subscription

2.1.	Share composition: RICHWHEEL issues 50,000 shares, par value USD 1 per share, among which 45,000 shares is subscribed by NEWRACE and 5,000 shares by RICHWISE.

2.2.	Subscription consideration:

Both NEWRACE and RICHBURG agree that the total investment made in USD or HKD by all shareholders of RICHWHEEL is equivalent to RMB THREE HUNDRED AND FIFTY MILLION YUAN (RMB350,000,000.00). The exchange rate of USD or HKD with RMB is based on the middle rate of RMB against USD or HKD published by the People’s Bank of China on the payment date of the consideration.

2.2.1.	The consideration in USD or HKD at which NEWRACE subscribes 45,000 shares of RICHWHEEL is equivalent to RMB THREE HUNDRED MILLION YUAN (RMB300,000,000.00), 40% of which is equivalent to RMB ONE HUNDRED AND TWENTY MILLION YUAN (RMB120,000,000.00) and shall be paid according to the progress of the acquisition of ZHENGXING GROUP for the purpose of paying the acquisition consideration. The balance shall be paid after the acquisition is accomplished and when ZHENGXING GROUP needs capital.

2.2.2.	The consideration in USD or HKD at which RICHBURG subscribes 5,000 shares of RICHWHEEL is equivalent to RMB FIFTY MILLION YUAN (RMB50,000,000.00), 40% of which is equivalent to RMB TWENTY MILLION YUAN (RMB20,000,000.00) and shall be paid according to the progress of the acquisition of ZHENGXING GROUP for the purpose of paying the acquisition consideration. The balance shall be paid after the completion of the acquisition and within 15 business days after the international accountant that are accepted by both NEWRACE and RICHBURG finishes auditing the financial statements of ZHENGXING GROUP for the latest three years. Besides the payments as set forth above, RICHBURG is not obligated to make additional investment in RICHWHEEL due to the business operation of ZHENGXING GROUP, and NEWRACE shall be solely obligated to make follow-up capital contribution.

Article 3. Acquisition of ZHENGXING GROUP

3.1.	After the establishment of RICHWHEEL and its HK subsidiary, CHINA WHEEL, the latter will execute an equity acquisition agreement with the shareholders of ZHENGXING GROUP for the acquisition of all the group’s shares by cash.

3.2.	NEWRACE will, in the whole process, be responsible for negotiations and execution of agreement concerning the acquisition of ZHENGXING GROUP, submission of the acquisition plan to the governmental authorities for approval, and other relevant acquisition formalities until the acquisition is accomplished. Moreover, it will take full responsibilities for the arrangement of management, major operation decision and other works after the acquisition. RICHBURG plays the role of a financial investor and will not be involved in the acquisition negotiation and the operation and management after the acquisition.

3.3.	After accomplishing the acquisition, NEWRACE will enhance the business and management of ZHENGXING GROUP from the following three aspects:

(1)	Introduce outstanding talents, strengthen management team and establish modern corporate system to improve the management of the company.

(2)	Carry out technical innovation, implement technological improvement, intensify new product development, and improve the company’s capacity in technological innovation and product grade, so as to further improve the leading position of the company in the industry.

(3)	Vigorously extend international market, especially emerging markets boasting fast development like India, and establish branch/branches and production base/bases in India at an appropriate time.

3.4.	RICHBURG will pay close attention to the performance of listed automotive component manufacturers in the international capital market, and at an appropriate time, it will advise the board of directors to have ZHENGXING GROUP listed at a suitable major international securities exchange, or further introduce world-renowned institutions as strategic investors of the company, so as to drive the internationalization of the company.

Article 4. Shareholders’ Rights

4.1.	After accomplishing the acquisition of ZHENGXING GROUP, the company shall provide the following information to all shareholders:

(1)	Annual financial audit report within 90 days after the conclusion of a financial year;

(2)	Unaudited quarterly financial statements within 45 days after the conclusion of a financial quarter;

(3)	Unaudited monthly financial statements within 30 days after the conclusion of a month;

(4)	Duplicates of documents and information provided to other shareholders;

(5)	Financial budget of the next year within 30 days before the conclusion of each financial year.

4.2.	The following proceedings can be handled only with the agreement of all shareholders:

(1)	The company issues new shares or securities with warrants, or repurchases shares.

(2)	The company revises the memorandum and articles of association.

(3)	The company distributes dividends.

(4)	The company applies to any securities exchange for listing of its shares.

(5)	Transfer of shares by shareholders resulting in the change of controlling shareholder(s) of the company.

(6)	Merger or acquisition of the company.

(7)	The company changes its primary business or sells major assets.

4.3.	When NEWRACE proposes to sell the shares of RICHWHEEL held by it to a third party, RICHBURG is entitled to:

(1)	enjoy the priority to purchase the shares proposed to be sold on the same terms and conditions;

(2)	enjoy the priority to sell shares of RICHWHEEL held by RICHBURG to the third party on the same terms and conditions.

4.4.	If RICHWHEEL issues any additional shares (including, but without limitation to, common shares and preference shares), convertible bonds, stock options, and warrants, any shareholder of the company or a company designated thereby is entitled to corresponding subscription rights, so as to ensure that the proportion of shares held by it in the company will not be diluted.

Article 5. Board of Directors

5.1.	Before accomplishing the acquisition of ZHENGXING GROUP, RICHWHEEL has one director, acted by the representative of NEWRACE.

5.2.	After accomplishing the acquisition of ZHENGXING GROUP, the board of directors of RICHWHEEL shall consist of 3-5 directors, respectively acted by representative of NEWRACE and the management of Zhengxing, and external director selected by the board of directors.

Article 6. Mutual Representations, Warranties and Undertakings

6.1.	NEWRACE and RICHBURG hereby undertake and warrant to each other that they have provided and will provide relevant and necessary materials and relevant information under the Agreement without reservation and warrant the truthfulness, accuracy, and integrity of such information, which is free of major omissions and concealment.

6.2.	NEWRACE and RICHBURG undertake and warrant that each of them has full capacities for rights and capacities for action to subscribe the shares issued by RICHWHEEL.

6.3.	NEWRACE and RICHBURG undertake to each other that neither party to the Agreement may disclose to any third party in any way any information relating to the Agreement and information of the other party acquired by executing the Agreement, unless under the circumstances where disclosure is required under applicable laws and regulations.

Article 7. Applicable Laws

The execution, effect, interpretation, performance and dispute resolution of the Agreement are all governed by the laws of Hong Kong Special Administrative Region of the People’s Republic of China.

Article 8. Dispute Resolution

Any dispute arising from the performance of the Agreement shall be resolved by the Parties through friendly consultation. If there is any dispute that cannot be settled through consultation and mediation, the Parties agree to submit the dispute to the Hong Kong Arbitration Commission for arbitration. The arbitration award is final and has binding force on the Parties.

Article 9. Effectuation, Modification and Termination of Agreement

9.1.	The Agreement shall come into force with the signatures of representatives authorized by the Parties respectively and supersede all existing oral or written agreements reached by and between the Parties.

9.2.	The amendment, modification and termination of the Agreement must be conducted in writing and signed by authorized representatives of the Parties after they reach a consensus through consultation.

Article 10. Agreement Text

The Agreement is made in triplicate, two of which are held by the Parties respectively and the other is kept by the company for filing and future use. All originals are of the same legal effect.

(The page is for the signatures of the Parties, without text)

NEWRACE LIMITED

Authorized representative: /s/ Zhao Tielin

RICHBURG HOLDINGS LIMITED

Authorized representative: /s/ Shi Jinlei